 Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001, of Medifast, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:August 25, 2014	MODUSLINK SECURITIES CORP.

	By:	/s/ John Boucher
John Boucher, President and CEO

MODUSLINK GLOBAL SOLUTIONS, INC.

	By:	/s/ John Boucher
John Boucher, President and CEO